Exhibit F


                                        October 12, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Post-Effective Amendment No. 1 --
               National Fuel Gas Company, File No. 70-9525
               -------------------------------------------

Ladies and Gentlemen:

     As counsel for National Fuel Gas Company ("National Fuel"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiary companies, I deliver to you this opinion for filing as Exhibit F to the Post-Effective Amendment No. 1 to the Application-Declaration referenced above. Briefly stated, National Fuel is seeking to increase the $300 million "Investment Limitation" granted as described in the Application-Declaration to $800 million.

     In connection with the above, I have examined:

          (i)  the Application-Declaration, as amended; and
          (ii) such other documents, records and matters of law as I deemed necessary to enable me to render this opinion;

     Based upon the foregoing and relying thereupon and to the extent ascertainable in advance, I am of the opinion that if the above-referenced transactions are consummated in accordance with the Application-Declaration:

          (i) all state and federal laws applicable to the proposed transactions will have been complied with; and
          (ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National Fuel, or by any associate company thereof.


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Securities and Exchange Commission
October 12, 2000

Page 2


     I am admitted to practice law in the State of New York. I do not hold myself out as an expert on the laws of any other state or offer any opinion on such laws.

     I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                        Sincerely,

                                        /s/  Mark D. Buri, Esq.

                                        Mark D. Buri, Esq. for
                                        National Fuel Gas Company